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                                                                      EXHIBIT 12

                    GENERAL ELECTRIC CAPITAL SERVICES, INC.
                          AND CONSOLIDATED AFFILIATES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                  YEAR ENDED DECEMBER 31,
                                                       ----------------------------------------------
(Dollar amounts in millions)                            1993      1992      1991      1990      1989
                                                       ------    ------    ------    ------    ------
Net earnings........................................   $1,807    $1,499    $1,256    $1,094    $  927
Provision for income taxes..........................      841       536       382       301       211
Minority interest...................................      134        40        33        41        46
Cumulative effect to January 1, 1991 of change in
  accounting principle for postretirement benefits
  other
  than pensions.....................................       --        --        19        --        --
                                                       ------    ------    ------    ------    ------
Earnings before income taxes, minority interest and
  cumulative effect of change in accounting
  principle.........................................    2,782     2,075     1,690     1,436     1,184
                                                       ------    ------    ------    ------    ------
Fixed charges:
  Interest and discount.............................    6,519     6,176     6,598     6,598     6,085
  One-third of rentals..............................      166       110        56        53        45
                                                       ------    ------    ------    ------    ------
Total fixed charges.................................    6,685     6,286     6,654     6,651     6,130
                                                       ------    ------    ------    ------    ------
Less interest capitalized, net of amortization......        4         6         7        19        11
                                                       ------    ------    ------    ------    ------
Earnings before income taxes, minority interest and
  cumulative effect of change in accounting
  principle, plus fixed charges.....................   $9,463    $8,355    $8,337    $8,068    $7,303
                                                       ------    ------    ------    ------    ------
                                                       ------    ------    ------    ------    ------
Ratio of earnings to fixed charges..................     1.42      1.33      1.25      1.21      1.19
                                                       ------    ------    ------    ------    ------
                                                       ------    ------    ------    ------    ------
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